Exhibit 99.3

UNAUDITED PRO FORMA FINANCIAL INFORMATION

     On April 1, 2003, Gene Logic Inc. (“Gene Logic”) acquired by merger TherImmune Research Corporation (“TherImmune”), a privately held contract research services company, for a total purchase price of $51.1 million, which consisted of cash paid of $30.4 million, 3,927,214 shares of Gene Logic Common Stock, valued at $19.4 million, issued to TherImmune stockholders, and approximately $1.3 million in transaction costs. The acquisition will be recorded using the purchase method of accounting. The total purchase price will be allocated as follows (in thousands):

Current assets	$9,937
Property and equipment	10,886
Intangible asset	2,500
Liabilities assumed	(13,252)
Goodwill	40,985

$51,056

     The following unaudited pro forma financial information gives effect to Gene Logic’s acquisition by merger of TherImmune as if the transaction had occurred on December 31, 2002 for purposes of the unaudited pro forma balance sheet, and as of January 1, 2002 for purposes of the unaudited pro forma statement of operations. The following unaudited pro forma statements are based on the historical statements of Gene Logic and TherImmune during the period presented, adjusted to give effect to the merger.

     The accompanying unaudited pro forma financial information should be read in conjunction with the historical financial statements of Gene Logic (included in Gene Logic’s Annual Report on Form 10-K for the year ended December 31, 2002) and TherImmune (included in this amended Current Report of Form 8-K) and the related notes thereto. The unaudited pro forma financial information is not necessarily indicative of the operating results or financial position that would have occurred if the transaction had been consummated at the times indicated, nor is it necessarily indicative of the future financial position and the results of operations of Gene Logic.

     The pro forma adjustments are described in the accompanying notes and are based upon available information and various assumptions that management believes are reasonable. These adjustments give effect to events directly attributable to the transaction and do not reflect any integration costs or other synergies that management expects to realize as a result of the transaction.

GENE LOGIC AND THERIMMUNE
UNAUDITED PRO FORMA BALANCE SHEET
(in thousands)

	Historical
	December 31, 2002		Pro Forma

	Gene Logic	TherImmune	Adjustments		Combined

Assets
Current assets:
Cash and cash equivalents	$106,957	$2,849	$(36,716	)(1)	$73,090
Marketable securities available-for-sale	60,145	—	—		60,145
Accounts receivable, billed and unbilled, net of allowance of $0 and $41	4,793	6,465	(599	)(2)	10,659
Inventory, net	8,936	—	—		8,936
Other current assets	2,727	1,302	(780	)(3)(4)	3,249

Total current assets	183,558	10,616	(38,095)		156,079
Property and equipment, net	14,770	8,481	2,405	(4)	25,656
Long-term investments	5,268	107	(107	)(4)	5,268
Goodwill	2,677	—	40,985	(5)	43,662
Intangible and other assets, net	21,187	101	2,400	(4)(6)	23,688

Total assets	$227,460	$19,305	$7,588		$254,353

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$13,412	$3,668	$551	(2)(3)	$17,631
Accrued restructuring costs	—	—	106	(5)	106
Current portion of long-term debt	40	971	(971	)(6)	40
Capital lease obligations	—	112	—		112
Deferred revenue	6,425	2,205	—		8,630

Total current liabilities	19,877	6,956	(314)		26,519
Deferred revenue	1,363	—	—		1,363
Long-term debt, net of current portion	710	4,427	(4,427	)(6)	710
Capital lease obligations	—	465	—		465
Other noncurrent liabilities	1,072	558	(173	)(6)	1,457
Stockholders’ equity	204,438	6,899	12,502	(7)	223,839

Total liabilities and stockholders’ equity	$227,460	$19,305	$7,588		$254,353

See accompanying Notes to Unaudited Pro Forma Financial Statements.

GENE LOGIC AND THERIMMUNE
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
(in thousands, except per share data)

	Historical Year Ended
	December 31, 2002		Pro Forma

	Gene Logic	TherImmune	Adjustments		Combined

Revenue	$54,848	$27,369	$(2,836	)(2)	$79,381
Operating expenses:
Cost of revenue	—	21,036	293	(2)(8)(9)(10)(11)	21,329
Database production	57,941	—	(656	)(2)	57,285
Research and development	2,367	—	—		2,367
Selling, general and administrative	19,734	4,545	(307	)(8)(9)(10)(11)	23,972
Depreciation and amortization	—	1,451	(1,451	)(8)	—

Total operating expenses	80,042	27,032	(2,121)		104,953

Operating income (loss)	(25,194)	337	(715)		(25,572)
Interest (income) expense, net	(3,139)	270	510	(12)	(2,359)
Other (income)	(250)	—	—		(250)
Write-down of equity investment	753	—	—		753

Net income (loss) before income tax expense	(22,558)	67	(1,225)		(23,716)
Income tax expense	1,492	61	—		1,553

Net income (loss)	$(24,050)	$6	$(1,225)		$(25,269)

Basic net income (loss) per share	$(0.89)	$0.00			$(0.82	)(13)

Diluted net income (loss) per share	$(0.89)	$0.00			$(0.82	)(13)

Basic weighted average shares outstanding	26,948	4,951			30,875	(13)

Diluted weighted average shares outstanding	26,948	5,967			30,875	(13)

See accompanying Notes to Unaudited Pro Forma Financial Statements.

NOTES TO UNAUDITED PRO FORMA
FINANCIAL STATEMENTS
(in thousands, except share data)

     The unaudited pro forma financial statements reflect Gene Logic Inc.’s (“Gene Logic”) acquisition by merger of TherImmune Research Corporation (“TherImmune”) and have been prepared under the purchase method of accounting. Pro forma adjustments reflected in the unaudited pro forma financial statements include:

(1)	To reflect cash portion of the merger consideration of $30,405 and repayment of TherImmune’s long-term debt totaling $6,311.

(2)	To eliminate intercompany balances at December 31, 2002 and transactions in 2002 relating to activities between the companies as follows:

December 31, 2002:
Accounts receivable, billed and unbilled	($599)
Accounts payable and accrued expenses	($599)

Year ended December 31, 2002:
Revenue	($2,836)
Cost of revenue	($2,180)
Database production	($656)

(3)	Adjustment to reclassify transaction costs incurred at December 31, 2002 ($100) and record accrued transaction costs ($1,150) in connection with the merger.

(4)	To reflect the allocation of the purchase price to increases in fair value for property and equipment ($2,405) and for the intangible asset, Customer Relationships ($2,500), and to eliminate deferred tax assets ($680—current; $69—noncurrent) and long-term investments ($107) based on estimated fair values of zero.

(5)	To record the excess of the purchase price over the fair value of tangible and intangible assets acquired, less liabilities assumed, including a liability of $106 for employee severance.

(6)	To reflect repayment of TherImmune’s long-term debt totaling $6,311, including settlement of an interest rate swap agreement ($173), and the elimination of the unamortized discount of $740 relating to the warrants issued in connection with TherImmune’s subordinated notes. Also, deferred financing costs ($31) were eliminated due to repayment of TherImmune’s long-term debt.

(7)	To reflect the value of the stock portion of the purchase price issued by Gene Logic in the merger less TherImmune’s stockholders’ equity balance. Gene Logic issued, after adjustment, 3,927,214 shares of Common Stock in the merger for the stock portion of the merger consideration.

(8)	To reclassify TherImmune’s depreciation and amortization expense in 2002 to Cost of revenue ($1,262) and Selling, general and administrative expenses ($189) to conform to Gene Logic’s financial statement presentation.

(9)	To record additional depreciation and amortization expense in Cost of revenue ($1,602) and Selling, general and administrative expenses ($53) resulting from increased values of property and equipment and the intangible asset, Customer Relationships.

(10)	To record savings in employee costs in Cost of revenue ($302) and Selling, general and administrative expenses ($623) as a result of employees severed in connection with the merger.

(11)	To reflect savings and additional costs of employee benefits in Cost of revenue ($89) and Selling, general and administrative expenses ($74), respectively, as if TherImmune had been included in Gene Logic’s operations for all of 2002.

(12)	To reflect a decrease in interest (income) expense, net ($544) as a result of lower cash and cash equivalents due to payment of the cash portion of the merger consideration and repayment of TherImmune’s long-term debt and settlement of an interest rate swap agreement ($173), partially offset by reduced interest expense ($207) resulting from such debt repayment.

(13)	Basic and diluted net loss per share have been calculated assuming that the 3,927,214 shares issued in the merger were outstanding for all of 2002.